Exhibit 5.1
[Finn Dixon & Herling Letterhead]
July 22, 2010
Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT 06604

Re:	Clean Diesel Technologies, Inc. — Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (File No. 333-166865) (the “Registration Statement”) of the Company, relating to the registration of (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) that may be issued by the Company in connection with the merger of CDTI Merger Sub, Inc., a California company and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Catalytic Solutions, Inc., a California corporation (“CSI”), pursuant to the terms of the Agreement and Plan of Merger, dated May 13, 2010 (as amended from time to time, the “Merger Agreement”), by and among CSI, Merger Sub and the Company, (ii) warrants (“Warrants”) to purchase shares of Common Stock issued in connection with the Merger, and (iii) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).
     In rendering the opinions set forth herein, we have examined executed copies, telecopies or photocopies of: (i) the Registration Statement; (ii) the Restated Certificate of Incorporation, as amended, the By-Laws, as amended, the minute books of the Company and certificates of good standing of the Company; (iii) the Merger Agreement, and (iv) specimens of the Warrants and certificates representing the shares of Common Stock. In our examination of such documents we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.
     Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock and the Warrants in connection with the Merger. When (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act of 1933 (the “Act”) and (ii) the Common Stock and Warrants have been issued in accordance with the terms and conditions set forth in the Merger Agreement (including, without limitation, approval of the issuance thereof by the stockholders of the Company) and certificates representing such Common Stock have been duly executed and delivered by the proper officers of the Company, such Common Stock will be duly authorized, legally issued, fully paid and nonassessable, provided that the consideration therefor is not less than the par value thereof and the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights to a particular remedy generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and (c) public policy considerations which may limit the rights of the parties to obtain further remedies. We are further of the opinion that shares of Common Stock issued upon exercise of the Warrants in accordance with their terms will be duly authorized, legally issued, fully paid and nonassessable. In rendering the opinion set forth in this paragraph, we have assumed that, at the time of issuance of any Common Stock, the Certificate of Incorporation, the By-Laws, the Merger Agreement and the General Corporation Law of the State of Delaware shall not have been amended so as to affect the validity of the foregoing opinion.
     We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of Connecticut, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

Very truly yours,

/s/ Finn Dixon & Herling LLP